November 17, 2020

Advanced Neural Dynamics, Inc.

3805 Old Easton Road

Doylestown, PA 18902

Attn: Douglas Brenneman, CEO

Via email: dbrenneman@advneuraldynamics.com

Fox Chase Chemical Diversity Center, Inc.

3805 Old Easton Road

Doylestown, PA 18902

Attn: Allen Reitz, CEO

Via email: areitz@fc-cdci.com

RE: Proposed Acquisition of Anticonvulsant IP Estate from Advanced Neural Dynamics, Inc. (“AND”) and Fox Chase Chemical Diversity Center, Inc. (“Fox Chase”), collectively hereinafter referred to as the “AND-Fox Chase IP Estate”

Gentlemen:

Further to our recent discussion on Thursday, November 5, 2020, kindly accept the attached binding letter of intent (the “Letter of Intent”) as a definitive outline of terms concerning the proposed acquisition of the AND-Fox Chase IP Estate. The proposed acquisition and closing documents are collectively referred to in this Letter of Intent as the “Proposed Transaction”.

This Binding Letter of Intent is a binding Letter of Intent meant to secure the conditions in the purchase agreement and other agreements associated with the Proposed Transaction that are necessary for the full execution and delivery associated with the acquisition of the AND-Fox Chase IP Estate. Such folio of agreements and documents (the “Definitive Closing Documents”) include, but are not limited to: (a.) Technology Transfer and Purchase Agreement; (b.) Scientific Advisory Board Agreements; (c.) Royalty Agreements (to include Reversion Rights); (d.) Stock Option Agreement for SAB; (e.) Patent Assignments; and (f.) Delivery of Shares Evidenced by Statement of Account from Securities Transfer Corporation.

It is anticipated that the full closing of this Proposed Transaction and execution of the Definitive Closing Documents take place on or before 5:00 pm EST on Friday, December 11, 2020 (the “Closing Date”). In the event the aforementioned documentation is made ready for execution prior to the Closing Date, all parties to this letter of intent will coordinate an earlier closing date for the completion of the Proposed Transaction.

Please review the attached Binding Term Sheet as these terms have been approved by the unaninmous consent of the board of directors of Neuropathix, Inc. on November 10, 2020. If you have any additional questions or concerns, please do not hesitate to contact me at (516) 782-6210 or via email at dean@neuropathix.com. I look forward to working with you both on this exciting portfolio of technology.

Best Regards

Dean Petkanas, CEO

Neuropathix, Inc.

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BINDING LETTER OF INTENT – TERMS AND CONDITIONS

Assets to be Purchased: All patents, patents pending, trademarks, research and development materials, raw materials, (including compounds in storage), chemical entities in the patent estate namely AND-302; AND-378; AND-383; AND-380; and AND-407, also referenced in and by the following (the “Intellectual Property”): (a.) PCT WO2012/074784 A2 – “Novel Fluorinated Sulfamides Exhibiting Neuroprotective Action and Their Method of Use”; (b.) US Patent 8,609,849 – “Novel Hydroxylated Sulfamides Exhibiting Neuroprotective Action and Their Method of Use”; (c.) All compounds contained in an original provisional patent relating to piperidine chemistry for refractory epilepsy, namely AND-378 and AND-383; and (d.) All technology described in the Phase 2 SBIR Research Strategy pertaining to the aforementioned body of intellectual property and technology (the “Intellectual Property” or “IP”).

Purchaser / Acquiror:	Neuropathix, Inc

Sellers / Transferors:	Advanced Neural Dynamics, Inc. (“AND”); Douglas Brenneman (“Brenneman”); Fox Chase Chemical Diversity Center, Inc. (“Fox Chase”); and Allen B. Reitz (“Reitz”), (collectively, “Sellers” or “Transferors”)

Purchase Price of IP:	Six Hundred Thousand Dollars ($600,000)
Form of Payment:	Neuropathix, Inc. Restricted Common Stock under Rule 144
Exchange / Ticker:	OTCQB / NPTX
Lock Up / Leak Out:	Under Rule 144

Full Terms / Covenants:	See: Addendum To Binding Letter of Intent

IN WITNESS WHEREOF, on November 17, 2020, each of the Parties has executed this Binding Term Sheet governing the entry into and deliver of the Definitive Closing Documents on or before the proposed Closing Date.

PURCHASER / ACQUIROR:

NEUROPATHIX, INC.

By: Dean Petkanas, CEO

SELLERS / TRANSFERORS:

ADVANCED NEURAL DYNAMICS, INC.	DOUGLAS BRENNEMAN

By: Douglas Brenneman, CEO	In His Individual Capacity

FOX CHASE CHEMICAL DIVERSITY CENTER, INC.	ALLEN B. REITZ

By: Allen B. Reitz, CEO	In His Individual Capacity

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ADDENDUM TO TERM SHEET

Terms of Acquisition / Binding Letter of Intent	Allen Reitz (“Reitz”) / Fox Chase Chemical Diversity Center, Inc. (“Fox Chase”)	Douglas Brenneman (“Brenneman”) / Advanced Neural Dynamics (“AND”)
Upfront Stock Grant in Consideration for the Sale of the Intellectual Property

Reitz-Fox Chase Closing Date for issuance of shares to be scheduled on or before November 30, 2020, Reitz and/or Fox Chase shall be issued, 1,000,000 shares of Neuropathix, Inc. Common Stock, par value $.001 per share at a price of $.30 per share.

Brenneman-AND Initial Closing Date for issuance of shares to be scheduled on or about January 5, 2021, Brenneman-AND shall be issued such amount of shares as equal to the compliment of $60,000 divided by the average ten (10) day closing price of Neuropathix, Inc. Common Stock, par value $.001, prior to January 5, 2021 (the “Initial Installment Issuance”).

In no case will the Initial Installment Issuance price be a price below $.30 per share or higher than $.60 per share.

For subsequent closings, the share price for issuance of additional tranches of $60,000 (in year 2, 3, 4 and year 5) in value, will be determined by the average ten (10) day closing price of Neuropathix, Inc. Common Stock prior to each scheduled Installment Issuance Date. There will be no floor or ceiling in the range of price per share.

Schedule of Installments	Single Installment Issuance Date: On or before November 30, 2020.

Initial Installment Issuance Date: January 5, 2021.

Second Installment Issuance Date: January 4, 2022.

Third Installment Issuance Date: January 3, 2023.

Fourth Installment Issuance Date: January 2, 2024.

Fifth Installment Issuance Date: January 2, 2025.

Cash Payments to Offset Tax on Shares Cash Payments to Offset Tax on Shares (cont’d)	None.

Fifteen Thousand Five Hundred Dollars ($15,000) in cash annually, payable in quarterly installments of Three Thousand One Seven Hundred Fifty ($3,750), payable on March 30; June 30; September 30 and December 31 of each year of an installment issuance (the “Quarterly Due Offset Payments”).

Quarterly Due Offset payments are to be netted out against actual tax costs incurred based upon the issuance of Common Stock at a cost exceeding Doug Brenneman and/or AND’s basis.

Ten Percent (10%) Penalty For Failure to Pay Offset Fees	None.

In the event a Quarterly Due Offset Payment is not made within thirty (30) days of the due date of such Quarterly Due Offset Payment (“Offset Default”), the amount payable will be Four Thousand One Hundred Twenty Five Dollars ($4,125) in total for each such Offset Default.

Royalty Agreement Compensation

1% of Net Sales up to $500,000 per year, per participant (total of 2% of Net Sales up to a $1,000,000 per year maximum payout for both Reitz-Fox Chase and Brenneman-AND) (the “Royalty Fee”). The Royalty Fee shall continue in force in perpetuity but shall discontinue immediately upon an outright sale of the technology and/or any Reversion which eliminates on going revenue streams to Neuropathix, Inc.

1% of Net Sales up to $500,000 per year, per participant (total of 2% of Net Sales up to a $1,000,000 per year maximum payout for both Reitz-Fox Chase and Brenneman-AND) (the “Royalty Fee”). The Royalty Fee shall continue in force in perpetuity but shall discontinue immediately upon an outright sale of the technology and/or any Reversion which eliminates on going revenue streams to Neuropathix, Inc.
Reversion Rights Reversion Rights (cont’d)

1% of future milestone payments received in connection with monetization of AND-Fox Chase Intellectual Property, per participant.

Total of 2% of Reversion Rights for all participants.

This includes receipt of payments by Neuropathix, Inc. from any third parties for option rights; initiation fees; milestone payments; up-front fees; minimum annual royalties (in absence of actual commercial royalty streams); licensing and/or sub-licensing fees; sales and marketing rights, or outright sale of the technology.

The Reversion Right for percentage of payout does not include payouts on third party investments to Neuropathix, Inc. for any Joint Venture (JV) or Special Purpose Vehicle (SPV) designed to advance the AND-Fox Chase Intellectual Property for clinical development, clinical trials and/or commercialization efforts. However, the Royalty Rights remain in effect.

For example: In such an event where a Third Party pays Neuropathix, Inc. an upfront license fee of $1,000,000 and also desires to establish a Joint Venture (JV) whereby it contributes additional R&D, pre-clinical and clinical development funding into Neuropathix directly or indirectly via a Special Purpose Vehicle (SPV) for clinical development, the collective Reversion Rights would still be payable and equal to 2% of $1,000,000, but not on any amounts designated solely for the use of proceeds directly attributed to R&D, pre-clinical and clinical development costs.

However, the Royalty payments would remain 2% of the Net Sales receipts by Neuropathix, Inc. and only to such extent as Neuropathix, Inc. compliment (percentage of retention) resulting in revenue as adjusted for the definition of Net Sales receipts received by Neuropathix directly or passed through the JV / SPV to Neuropathix, Inc.

1% of future milestone payments received in connection with monetization of AND-Fox Chase Intellectual Property, per participant.

Total of 2% of Reversion Rights for all participants.

This includes receipt of payments by Neuropathix, Inc. from any third parties for option rights; initiation fees; milestone payments; up-front fees; minimum annual royalties (in absence of actual commercial royalty streams); licensing and/or sub-licensing fees; sales and marketing rights, or outright sale of the technology.

The Reversion Right for percentage of payout does not include payouts on third party investments to Neuropathix, Inc. for any Joint Venture (JV) or Special Purpose Vehicle (SPV) designed to advance the AND-Fox Chase Intellectual Property for clinical development, clinical trials and/or commercialization efforts. However, the Royalty Rights remain in effect.

For example: In such an event where a Third Party pays Neuropathix, Inc. an upfront license fee of $1,000,000 and also desires to establish a Joint Venture (JV) whereby it contributes additional R&D, pre-clinical and clinical development funding into Neuropathix directly or indirectly via a Special Purpose Vehicle (SPV) for clinical development, the collective Reversion Rights would still be payable and equal to 2% of $1,000,000, but not on any amounts designated solely for the use of proceeds directly attributed to R&D, pre-clinical and clinical development costs.

However, the Royalty payments would remain 2% of the Net Sales receipts by Neuropathix, Inc. and only to such extent as Neuropathix, Inc. compliment (percentage of retention) resulting in revenue as adjusted for the definition of Net Sales receipts received by Neuropathix directly or passed through the JV / SPV to Neuropathix, Inc.

Scientific Advisory Board

Allen Reitz would come on to our SAB for additional options of 100,000 shares for each year of SAB service (2 year agreement). Two (2) year SAB agreement with options for the purchase of 100,000 shares of common stock for each year of SAB service with ¼ vesting up front and 1/24th remaining for each month of service thereafter execution. Options shall be priced based upon close of trading on the day prior to the entry into the SAB Agreement.

Doug Brenneman would come on to our SAB for additional options of 100,000 shares for each year of SAB service (2 year agreement). Two (2) year SAB agreement with options for the purchase of 100,000 shares of common stock for each year of SAB service with ¼ vesting up front and 1/24th remaining for each month of service thereafter execution. Options shall be priced based upon close of trading on the day prior to the entry into the SAB Agreement.

Additional Covenants

(a.) Allen Reitz and Douglas Brenneman will maintain oversight and development of the intellectual property into and through clinical development.;

(b.) Intellectual Property being purchased shall also entail future developments and patentability of AND-378; AND-383; AND-380; and AND-407, as well as extension of patentability and new technology advanced under AND-302; and/or related sulfamides, piperidines, and other derivatives and moieties therefrom the acquired AND-Fox Chase IP Estate.;

(c.) The Intellectual Property being purchased is free and clear of any and all liens, third party rights and encumbrances, and is readily transferrable by the Transferors to the Acquiror; and

(d.) Additional new patents would be filed on AND-378 (a piperidine – activity in the hippocampal kindling model, useful in refractory epilepsy.

(a.) Allen Reitz and Douglas Brenneman will maintain oversight and development of the intellectual property into and through clinical development.;

(b.) Intellectual Property being purchased shall also entail future developments and patentability of AND-378; AND-383; AND-380; and AND-407, as well as extension of patentability and new technology advanced under AND-302; and/or related sulfamides, piperidines, and other derivatives and moieties therefrom the acquired AND-Fox Chase IP Estate.;

(c.) The Intellectual Property being purchased is free and clear of any and all liens, third party rights and encumbrances, and is readily transferrable by the Transferors to the Acquiror; and

(d.) Additional new patents would be filed on AND-378 (a piperidine – activity in the hippocampal kindling model, useful in refractory epilepsy.

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